Exhibit 23.3

CONSENT OF QUALIFIED PERSON

I, Mr. Donald Doe, in connection with the Annual Report on Form 10-K for the year ended December 31, 2022 and any amendments or supplements and/or exhibits thereto (collectively, the Form 10-K), consent to:

•the filing and use of the technical report summary for the Pueblo Viejo operation, with an effective date of December 31, 2022, as exhibit 96.5 (“Technical Report Summary”), to and referenced in the Form 10-K;
•the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K and such Technical Report Summary; and
•the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K.

I am the qualified person responsible for authoring for the Technical Report Summaries.

I also consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-238048, 333-64795, 333-04161, 333-118693, 333-38178, 333-75993, 333-124653, 333-171298, 333-188128, 333-214662, 333-140819, 333-232143), Form S-3 (No.333-258097) and Form S-4 (No. 333-232446) of Newmont Corporation of the above items as included in the Form 10-K.

Dated February 23, 2023

/s/ Donald Doe
Name:	Donald Doe, RM SME
Title:	Group Executive, Reserves Newmont Corporation